EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2023 FIRST QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (April 27, 2023) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.9 million, or $0.27 diluted earnings per share, for the first quarter of 2023, compared to net income of $3.3 million, or $0.31 diluted earnings per share, for the fourth quarter of 2022, and net income of $3.0 million, or $0.26 diluted earnings per share, for the first quarter of 2022. Diluted earnings per share decreased 12.9% and increased 3.8% for the first quarter of 2023 as compared to the fourth and first quarters of 2022, respectively.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “Despite continuing interest rate increases by the Federal Reserve putting pressure on our net interest income and net interest margin, we had a nicely profitable quarter and were able to maintain the confidence of our depositors. We saw improvement in our non-performing assets and increased our allowance for credit losses due to the implementation of the new accounting standard for current expected credit losses.”

First Quarter Performance Highlights:
•Assets increased to $1.4 billion at March 31, 2023, compared to $1.3 billion at December 31, 2022.
•Loans and leases, net of allowance for credit losses, totaled $989.1 million at March 31, 2023. At December 31, 2022, loans and leases, net of allowance for loan and lease losses, totaled $961.7 million.
•Nonperforming loans and leases totaled $8.6 million, or 0.86% of total loans and leases, at March 31, 2023, compared to $9.2 million, or 0.94% at December 31, 2022.
•The allowance for credit losses totaled $15.5 million, or 1.54% of total loans and leases outstanding, at March 31, 2023. The allowance for loan and lease losses totaled $12.4 million, or 1.27% of total loans and leases outstanding, at December 31, 2022. On January 1, 2023, the Bank adopted the accounting standard referred to as Current Expected Credit Loss (“CECL”), which resulted in a one-time adjustment from equity into the allowance for credit losses and the allowance for off-balance sheet commitments in the amount of $3.8 million, net of tax.
•The provision for credit losses totaled $170,000 in the quarter ended March 31, 2023, compared to no provision in the preceding quarter, and $200,000 in the first quarter of 2022.
•Deposits totaled $1.0 billion at March 31, 2023 and December 31, 2022. At March 31, 2023, noninterest-bearing deposits totaled $96.8 million, or 9.4% of total deposits, compared to $106.4 million or 10.6% of total deposits at December 31, 2022.
•Stockholders’ equity totaled $136.1 million at March 31, 2023, compared to $133.0 million at December 31, 2022. The adoption of CECL during the quarter resulted in a one-time downward adjustment to retained earnings of $3.8 million. Additionally, there was a $6.2 million reduction in accumulated other comprehensive loss due to improvement in the fair market value of the available for sale investment portfolio. The Company’s equity to assets ratio was 10.0% at March 31, 2023.
•Net interest income decreased $653,000, or 6.2%, to $9.9 million for the three months ended March 31, 2023, compared to net interest income of $10.5 million for the prior quarter, and decreased $183,000, or 1.8%, from $10.1 million for the comparable quarter in 2022.
•Annualized net interest margin was 3.04% for the current quarter, compared to 3.33% in the preceding quarter and 3.26% the first quarter a year ago.
•The Company repurchased 98,553 shares of common stock at an average price of $11.68 per share during the quarter ended March 31, 2023.
•The Bank’s Tier 1 capital to total assets was 10.95%, well in excess of all regulatory requirements at March 31, 2023.

Income Statement Summary
Net interest income before the provision for credit losses decreased $653,000, or 6.2%, to $9.9 million in the first quarter of 2023, compared to $10.5 million in the fourth quarter of 2022, and decreased $183,000, or 1.8%, from $10.1 million in the first quarter of 2022. The decrease from the fourth quarter of 2022 was due to a 36 basis point decrease in the average interest rate spread, partially offset by a $34.5 million increase in average interest earning assets. The decrease from the comparable quarter in 2022 was due to a 37 basis point decrease the average interest rate spread, partially offset by a $66.9 million increase in average interest earning assets. Since March 2022, in response to inflation, the Federal Open Market Committee (“FOMC”) of the Federal Reserve System has increased the target range for the federal funds rate by 475 basis points, to a range of 4.75% to 5.00%. While net interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, the benefits were offset by the higher cost of interest-bearing deposit accounts and borrowings, which tend to be shorter in duration than our assets and re-price or reset faster than assets.
Interest income increased $895,000, or 6.3%, to $15.2 million during the quarter ended March 31, 2023, compared to the quarter ended December 31, 2022, and increased $3.3 million, or 27.2%, compared to the quarter ended March 31, 2022. Interest income on loans and leases increased $850,000, or 6.9%, to $13.2 million for the quarter ended March 31, 2023 compared to $12.3 million in the fourth quarter of 2022, due to a $28.2 million increase in the average balance of loans and leases, and an increase of 20 basis points to 5.36% in the average yield earned on loans and leases. Interest income on loans and leases increased $2.9 million, or 28.5%, in the first quarter of 2023 compared to the first quarter of 2022, due to an increase in the average balance of loans and leases of $134.3 million, and an increase of 53 basis points in the average yield earned on loans and leases.

Interest income on investment securities, excluding FHLB stock, increased $36,000, or 2.0%, to $1.8 million during the quarter ended March 31, 2023, compared to the quarter ended December 31, 2022, and increased $210,000, or 13.2%, from the comparable quarter in 2022. The increase in interest income on investment securities, excluding FHLB stock, in the first quarter of 2023 from the fourth quarter of 2022 was due to a $6.7 million increase in average balance of investment securities while the yield remained unchanged. The increase in interest on investment securities, excluding FHLB stock, in the first quarter of 2023 from the first quarter of 2022 was due to a 64 basis point increase in the average yield earned on investment securities, partially offset by a $58.3 million decrease in average balance of investment securities. Dividends on FHLB stock increased $21,000, or 17.9%, during the quarter ended March 31, 2023 compared to the quarter ended December 31, 2022, and increased $55,000, or 66.3%, compared to the quarter ended March 31, 2022. Interest income on cash and cash equivalents decreased $12,000, or 15.4%, during the quarter ended March 31, 2023, compared to the quarter ended December 31, 2022, and increased $59,000, or 842.9%, compared to the quarter ended March 31, 2022. The decrease in interest income on cash and cash equivalents in the first quarter of 2023 from the fourth quarter of 2022 was due to a 32 basis point decrease in the average yield along with a decrease of $553,000 in the average balance. The increase in interest income on cash and cash equivalents in the first quarter of 2023 from the first quarter of 2022 was due to a 261 basis point increase in the average yield, partially offset by a $9.1 million decrease in the average balance of cash and cash equivalents.

Interest expense increased $1.5 million, or 41.0%, to $5.3 million for the quarter ended March 31, 2023 compared to the quarter ended December 31, 2022 and increased $3.4 million, or 181.8%, compared to the quarter ended March 31, 2022. Interest expense on deposits increased $1.2 million, or 43.5%, to $4.0 million for the quarter ended March 31, 2023, compared to the previous quarter and increased $2.8 million, or 222.5%, from the comparable quarter in 2022. The increase from the previous quarter was primarily due to a 51 basis points increase in the average rate paid on interest-bearing deposits and, to a lesser extent, a $21.8 million increase in average balance of interest-bearing deposits. The increase from the comparable quarter in 2022 was due to an increase of $107.6 million in average balance of, and a 116 basis point increase in the average rate paid on, interest-bearing deposits. The average rate paid on interest-bearing deposits was 1.79% for the quarter ended March 31, 2023, compared to 1.28% and 0.63% for the quarters ended December 31, 2022 and March 31, 2022, respectively. Interest expense on FHLB borrowings increased $327,000, or 33.8%, to $1.3 million for the first quarter of 2023 compared to the previous quarter and increased $655,000, or 102.4%, from the comparable quarter in 2022 primarily due to increases in the average rate paid on FHLB borrowings. The average balance of FHLB borrowings totaled $198.5 million during the quarter ended March 31, 2023, compared to $183.5 million for the quarters ended December 31, 2022 and March 31, 2022. The average rate paid on FHLB borrowings was 2.61% for the quarter ended March 31, 2023, 2.11% for the quarter ended December 31, 2022, and 1.40% for the first quarter of 2022.

Annualized net interest margin decreased to 3.04% for the first quarter of 2023, compared to 3.33% for the fourth quarter of 2022 and 3.26% for the first quarter of 2022. The decrease in the net interest margin for the first quarter of 2023 compared to both the fourth and first quarters of 2022 was primarily due to the rate paid on interest-bearing liabilities increasing faster than the yield on interest-earning assets.

The provision for credit losses totaled $170,000 for the three months ended March 31, 2023, compared to no provision during the quarter ended December 31, 2022 and $200,000 for the quarter ended March 31, 2022. Net recoveries during the first quarter of 2023 were $78,000, compared to net charge-offs of $143,000 during the fourth quarter of 2022 and net recoveries of $9,000 in the first quarter of 2022. Uncertainties relating to the level of our allowance for credit losses remains heightened as a result of continued concern about a potential recession due to inflation, rising interest rates, stock market volatility and the Russia-Ukraine conflict.

Noninterest income decreased $295,000, or 21.2%, to $1.1 million for the quarter ended March 31, 2023 compared to the quarter ended December 31, 2022, and decreased $20,000, or 1.7%, from the comparable quarter in 2022. The decrease in noninterest income in the first quarter of 2023 from the fourth quarter of 2022 primarily resulted from a decrease in loan and lease servicing fees and service fees earned on debit cards. Loan and lease servicing fees decreased $300,000 in the first quarter of 2023 compared to the fourth quarter of 2022 as there was no recovery of mortgage servicing rights recorded in the first quarter of 2023 compared to a recovery of $302,000 in the fourth quarter of 2022. In addition, card fee income decreased $44,000, or 13.4%, to $287,000 for the quarter ended March 31, 2023, compared to $332,000 for the fourth quarter of 2022, and service fees on deposit accounts decreased $26,000, or 8.4%, to $281,000 for the quarter ended March 31, 2023, compared to $307,000 for the fourth quarter of 2022. These decreases were partially offset by a $97,000, or 166.6%, increase in net gains on loan and lease sales in the first quarter of 2023 from the fourth quarter of 2022, as mortgage banking activity increased in the first quarter of 2023 compared to the fourth quarter of 2022. The decrease in noninterest income from the comparable quarter in 2022 was primarily due to a decrease in net gains on loan and lease sales and other income, partially offset by increases in loan and lease servicing fees and service charges on deposit accounts. Net gains on loan and lease sales decreased $87,000, or 36.0%, to $156,000 for the quarter ended March 31, 2023, compared to $243,000 for the comparable quarter in 2022 due to increased mortgage rates causing decreased mortgage banking activity. Other income decreased $81,000, or 24.5%, for the first quarter of 2023 compared to the same quarter in 2022 primarily due to a commercial loan letter of credit fee of $58,000 recorded in the first quarter of 2022. Loan and lease servicing fees increased $92,000, or 330.9%, for the quarter ended March 31, 2023 compared to the comparable quarter in 2022 as an impairment of $111,000 was recognized in the first quarter of 2022. Service fees on deposit accounts increased $46,000, or 19.8%, in the first quarter of 2023 from the comparable quarter in 2022. Additionally, card fee income increased $9,000, or 3.4%, in the first quarter of 2023 due to higher card usage.

Total noninterest expense decreased $581,000, or 7.3%, to $7.4 million for the three months ended March 31, 2023, compared to the fourth quarter of 2022, and increased $27,000, or 0.4%, compared to the same period in 2022. Salaries and employee benefits decreased $560,000, or 11.7%, to $4.2 million for the quarter ended March 31, 2023, compared to the fourth quarter of 2022, and decreased $209,000 compared to the quarter ended March 31, 2022. The decrease in salaries and benefits in the first quarter of 2023 from the first and fourth quarters of 2022 was primarily due to decreased bonus expense. Deposit insurance expense decreased $78,000, or 31.7%, for the quarter ended March 31, 2023, compared to the fourth quarter of 2022 primarily due to asset and deposit mix, and increased $87,000, or 107.4%, from the comparable quarter in 2022 also primarily due to a change in the asset and deposit mix. Data processing fees increased $94,000, or 12.6%, to $837,000 for the quarter ended March 31, 2023 compared to the fourth quarter of 2022, and increased $178,000, or 27.0%, compared to the quarter ended March 31, 2022 primarily due to increased software and core provider expenses. Advertising expense decreased $90,000, or 50.6%, in the first quarter of 2023 compared to the prior quarter due to decreased media and sponsorship expenses. Other expenses increased $136,000, or 16.7%, in the first quarter of 2023 compared to the prior quarter, and decreased $8,000, or 0.8%, compared to the same quarter of 2022. The increase in other expenses in the first quarter of 2023 from the fourth quarter of 2022 primarily was due to increased state and franchise tax expenses.

Income tax expense decreased $136,000 during the three months ended March 31, 2023 compared to the quarter ended December 31, 2022, and decreased $85,000 compared to the quarter ended March 31, 2022, due to a lower level of pre-tax income compared to the fourth quarter of 2022 and the first quarter of 2022. The effective tax rate for the first quarter of 2023 was 15.5% compared to 16.8% in the fourth quarter of 2022, and 17.0% in the first quarter a year ago.
Balance Sheet Summary

Total assets increased $33.6 million, or 2.5%, to $1.4 billion at March 31, 2023 from December 31, 2022. The increase was primarily the result of a $27.4 million, or 2.9%, increase in loans and leases, net of allowance for credit losses, to $989.1 million, a $5.9 million, or 2.0%, increase in investment securities to $297.5 million and a $1.5 million, or 9.2%, increase in cash and cash equivalents to $17.4 million at March 31, 2023. These increases were partially offset by a decrease of $751,000, or 2.2%, in other assets to $34.1 million at March 31, 2023.

The increase in loans and leases was attributable to an increase in commercial real estate loans, direct financing leases and multi-family loans of $23.2 million, $9.8 million and $7.5 million, respectively. Investment securities increased primarily due to a $7.8 million mark-to-market adjustment on the investment portfolio. Other assets decreased primarily due to a decrease in deferred tax assets due to the mark-to-market adjustment on the investment portfolio.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due totaled $8.6 million, or 0.86% of total loans and leases, at March 31, 2023, compared to $9.2 million, or 0.94%, at December 31, 2022. Accruing loans past due more than 90 days totaled $3.0 million at March 31, 2023, compared to $3.2 million at December 31, 2022.
On January 1, 2023, the Bank adopted the accounting standard referred to as CECL. As a result of the change in methodology from the incurred loss method to the CECL method, on January 1, 2023 the Company recorded a one-time adjustment from equity into the allowance for credit losses in the amount of $3.8 million, net of tax. The allowance for credit losses totaled $15.5 million, or 1.54% of total loans and leases outstanding at March 31, 2023. At December 31, 2022, the allowance for loan and lease losses totaled $12.4 million, or 1.27% of total loans and leases outstanding. Additionally, as a part CECL adoption, the Bank established an allowance for off-balance sheet commitments. This allowance, which is reported in other liabilities, totaled $2.2 million at March 31, 2023. Net recoveries during the first quarter of 2023 were $78,000 compared to net recoveries of $9,000 during the comparable quarter of 2022.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential credit losses as of March 31, 2023, which evaluation included consideration of a potential recession due to inflation, rising interest rates, stock market volatility, and the Russia-Ukraine conflict. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis.
Total deposits increased $24.8 million, or 2.5%, to $1.0 billion at March 31, 2023, compared to December 31, 2022. The increase in deposits from December 31, 2022 primarily was due to an increase in brokered time deposits of $33.3 million and other time deposits of $15.4 million, partially offset by a decrease in demand deposit accounts of $18.2 million. Management attributes the shift in funds to customers taking advantage of higher rates being paid on time deposits in 2023 as a result of interest rate hikes enacted by the Federal Reserve. Brokered time deposits totaled $291.1 million, or 28.3% of total deposits, at March 31, 2023. Noninterest-bearing demand deposits decreased $9.6 million to $96.8 million at March 31, 2023 compared to $106.4 million at December 31, 2022, and totaled 9.4% of total deposits at March 31, 2023.

Stockholders’ equity totaled $136.1 million at March 31, 2023, an increase of $3.2 million, or 2.4%, from December 31, 2022. The increase in stockholders’ equity at March 31, 2023 from December 31, 2022 primarily was the result of $2.9 million in net income and a $6.2 million reduction in accumulated other comprehensive loss due to improvement in the fair market value of the available for sale investment portfolio, partially offset by the payment of $1.5 million in dividends to Company stockholders, the repurchase of $1.1 million of Company common stock and the one-time adjustment to retained earnings of $3.8 million for the adoption of CECL during the current quarter.

During the quarter ended March 31, 2023, the Company repurchased a total of 98,553 shares of Company common stock at an average price of $11.68 per share. As of March 31, 2023, the Company had approximately 1,023,843 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end, the Company repurchased an additional 94,954 shares.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions and any governmental or societal response to new COVID-19 variants; additional short-term interest rate increases by the Federal Reserve; recessionary pressures caused by inflation and the Federal Reserve actions to combat inflation; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

Financial Highlights (unaudited)

	Three Months Ended
SELECTED OPERATIONS DATA:	March 31, 2023	December 31, 2022	March 31, 2022
(In thousands, except for per share amounts)

Interest income	$15,193	$14,298	$11,942
Interest expense	5,322	3,774	1,888
Net interest income	9,871	10,524	10,054

Provision for credit losses(1)	170	—	200
Net interest income after provision for credit losses	9,701	10,524	9,854
Noninterest income	1,096	1,391	1,116
Noninterest expense	7,361	7,942	7,334
Income before income tax expense	3,436	3,973	3,636
Income tax provision	532	669	618

Net income	$2,904	$3,304	$3,018

Shares outstanding	11,686	11,784	12,310
Average shares outstanding:
Basic	10,600	10,623	11,048
Diluted	10,736	10,782	11,474
Earnings per share:
Basic	$0.27	$0.31	$0.27
Diluted	$0.27	$0.31	$0.26
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(1)As a result of the adoption of CECL on January 1, 2023, the provision for credit losses calculated prior to that date was determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the amounts are not directly comparable.

SELECTED FINANCIAL CONDITION DATA:	March 31, 2023	December 31, 2022
(In thousands, except for per share amounts)

Total assets	$1,362,174	$1,328,620
Cash and cash equivalents	17,390	15,922
Interest-bearing time deposits	490	490
Investment securities	297,498	291,572
Loans and leases, net of allowance for credit losses(1)	989,117	961,691
Loans held for sale	—	474
Premises and equipment, net	13,493	13,668
Federal Home Loan Bank stock	10,082	9,947
Other assets	34,104	34,856
Deposits	1,030,034	1,005,261
Borrowings	183,500	180,000
Total stockholder’s equity	136,146	132,978

Book value (GAAP)	$136,146	$132,978
Tangible book value (non-GAAP)	136,146	132,978
Book value per share (GAAP)	11.65	11.28
Tangible book value per share (non-GAAP)	11.65	11.28
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(1)As a result of the adoption of CECL on January 1, 2023, the allowance amounts calculated prior to that date were determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the balances are not directly comparable.

The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	March 31, 2023	December 31, 2022

Commercial mortgage	$321,314	$298,087
Commercial and industrial	97,880	100,420
Construction and development	125,521	139,923
Multi-family	132,407	124,914
Residential mortgage	152,376	146,129
Home equity	10,923	11,010
Direct financing leases	143,281	133,469
Consumer	21,604	21,048

Total loans and leases	$1,005,306	$975,000

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	March 31, 2023	December 31, 2022

Noninterest-bearing demand	$96,827	$106,415
Interest-bearing demand	148,798	157,429
Savings and money market	275,006	280,666
Non-brokered time deposits	218,262	202,862
Brokered time deposits	291,141	257,889

Total deposits	$1,030,034	$1,005,261

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended March 31,
	2023			2022
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$984,202	$13,193	5.36%	$849,936	$10,266	4.83%
Securities	294,947	1,796	2.44%	353,285	1,586	1.80%
FHLB stock	10,038	138	5.50%	9,908	83	3.35%
Cash and cash equivalents and other	9,565	66	2.76%	18,704	7	0.15%
Total interest-earning assets	1,298,752	15,193	4.68%	1,231,833	11,942	3.88%
Non-earning assets	44,264			35,471
Total assets	1,343,016			1,267,304

Interest-bearing liabilities:
Savings and money market accounts	279,510	996	1.43%	264,822	336	0.51%
Interest-bearing checking accounts	153,216	189	0.49%	165,619	98	0.24%
Certificate accounts	468,220	2,842	2.43%	362,945	814	0.90%
Borrowings	198,517	1,295	2.61%	183,500	640	1.40%
Total interest-bearing liabilities	1,099,463	5,322	1.94%	976,886	1,888	0.77%
Noninterest-bearing demand deposits	97,278			110,882
Other liabilities	14,004			5,910
Stockholders’ equity	132,271			173,626
Total liabilities and stockholders’ equity	1,343,016			1,267,304

Net interest income		$9,871			$10,054
Net earning assets	$199,289			$254,947

Net interest rate spread(1)			2.74%			3.11%
Net interest margin(2)			3.04%			3.26%
Average interest-earning assets to average interest-bearing liabilities	118.13%			126.10%
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(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Performance ratios:
Return on average assets (annualized)	0.86%	1.01%	0.99%	1.10%	0.96%
Return on average equity (annualized)	8.78%	10.40%	8.94%	9.41%	7.15%
Yield on interest-earning assets	4.68%	4.52%	4.25%	4.07%	3.88%
Rate paid on interest-bearing liabilities	1.94%	1.42%	1.04%	0.76%	0.77%
Average interest rate spread	2.74%	3.10%	3.21%	3.31%	3.11%
Net interest margin (annualized)(1)	3.04%	3.33%	3.39%	3.45%	3.26%
Operating expense to average total assets (annualized)	2.19%	2.43%	2.41%	2.27%	2.32%
Efficiency ratio(2)	67.12%	66.66%	66.03%	61.05%	65.66%
Average interest-earning assets to average interest-bearing liabilities	118.13%	118.97%	121.68%	122.81%	126.10%
Asset quality ratios:
Non-performing assets to total assets(3)	0.66%	0.69%	0.67%	0.64%	0.64%
Non-performing loans and leases to total gross loans and leases(4)	0.86%	0.94%	0.92%	0.89%	0.92%
Allowance for credit losses to non-performing loans and leases(4)(5)	179.80%	135.28%	147.12%	153.32%	154.91%
Allowance for credit losses to total loans and leases(5)	1.54%	1.27%	1.35%	1.37%	1.43%
Net (recoveries) charge-offs (annualized) to average outstanding loans and leases during the period	(0.03)%	0.06%	0.01%	0.06%	—%
Capital ratios:
Equity to total assets at end of period	9.99%	10.01%	9.77%	10.93%	12.53%
Average equity to average assets	9.85%	9.70%	11.04%	11.72%	13.39%
Common equity tier 1 capital (to risk weighted assets)(6)	13.14%	13.23%	13.59%	15.55%	15.62%
Tier 1 leverage (core) capital (to adjusted tangible assets)(6)	10.95%	11.20%	11.29%	12.74%	12.64%
Tier 1 risk-based capital (to risk weighted assets)(6)	13.14%	13.23%	13.59%	15.55%	15.62%
Total risk-based capital (to risk weighted assets)(6)	14.39%	14.31%	14.74%	16.72%	16.81%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	181	181	184	177	177
(1)Net interest income divided by average interest-earning assets.
(2)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(3)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(5)As a result of the adoption of CECL on January 1, 2023, the allowance for credit losses calculated prior to that date was determined using the previously applied incurred loss methodology rather than the current expected credit losses methodology, and as a result the balances are not directly comparable.
(6)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581